EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson VP of Investor Relations ScanSource, Inc. 864 286-4305

ScanSource Chairman Takes Medical Leave of Absence

GREENVILLE, SC—August 4, 2003—ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale and telephony products for the reseller market, today announced that Steven H. Owings, Chairman of the Board, will be on medical leave of absence following surgery for cancer of the parotid—a salivary gland.

“Steve’s medical condition, which was recently diagnosed, will require post-surgery treatment and care which can only be accomplished during a medical leave of absence. We wish for and expect Steve’s speedy recovery and look forward to his return,” said Mike Baur, President and Chief Executive Officer of ScanSource.

Since January 2000 when Mike Baur became CEO, Steve has reduced his day-to-day operational responsibilities in his role as Chairman of the Board of Directors. During Steve’s absence the board will name an acting chairman should the need arise.

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ScanSource, Inc. is the leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and converged communications products from Intel through its Paracon sales unit. The Company provides both value-added distribution sales to technology resellers and e-logistics services. ScanSource has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. ChannelMax, a subsidiary of ScanSource, Inc., is a provider of logistics and e-fulfillment services.

The Company markets products from more than 60 technology manufacturers to over 13,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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